Exhibit 99.1

AVITA Medical Appoints Industry Leader James Corbett as Chief Executive Officer

September 28, 2022

VALENCIA, Calif. and MELBOURNE, Australia, Sept. 28, 2022 (GLOBE NEWSWIRE) — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH), a regenerative medicine company leading the development and commercialization of first-in-class devices and autologous cellular therapies for skin restoration, announced today the appointment of James Corbett as Chief Executive Officer, effective immediately. Mr. Corbett, who has served as a non-executive member of the Board of Directors, will continue as an executive member of the Board of Directors of AVITA Medical, Inc.

Mr. Corbett, has nearly 40 years of experience in the Life Sciences field, having served as CEO of multiple publicly traded companies, including: Microtherapeutics Inc., ev3 Inc and Alphatec Spine. Mr. Corbett has extensive global, commercial, and operational experience, having served as an expatriate General Manager of Baxter Japan, followed by leading the global commercialization as General Manager and President of Scimed Life Systems and Boston Scientific International respectively. Mr. Corbett later led the development and IPO of ev3 Inc. and has served as CEO of three privately held companies; Home Diagnostics Inc., Vertos Medical Inc. and CathWorks LTD.

“Jim is an experienced strategist with significant commercial expertise that positions him well to lead AVITA Medical through its next stage of growth and beyond,” said Lou Panaccio, Chairman of the Board of AVITA Medical. “Having run a thorough process utilizing a leading executive search firm, I am confident that Jim is the right leader for the Company at this time.”

“The opportunities presented by the RECELL® System and expected expansion of indications makes this a particularly exciting time to be a part of the executive team at AVITA Medical,” said Mr. Corbett. “We are well positioned to execute on a commercial growth strategy with imminent new indications that will allow us to continue improving the lives of and outcomes for our patients.”

Mr. Corbett will succeed Dr. Michael Perry, who has served as Executive Director and Chief Executive Officer of the Company since June 2017.

“We are grateful to Dr. Perry for his many contributions to AVITA Medical,” said Mr. Panaccio. “We thank him for his commitment to AVITA Medical, its customers, employees, shareholders, and the patients we serve.”

ABOUT AVITA MEDICAL, INC.

AVITA Medical is a regenerative medicine company leading the development and commercialization of devices and autologous cellular therapies for skin restoration. The RECELL® System technology platform, approved by the FDA for the treatment of acute thermal burns in both adults and children, harnesses the regenerative properties of a patient’s own skin to create Spray-On Skin™ cells. Delivered at the point-of-care, RECELL enables improved clinical outcomes and validated cost savings. RECELL is the catalyst of a new treatment paradigm and AVITA Medical is leveraging its proven and differentiated capabilities to develop first-in-class cellular therapies for multiple indications, including acute traumatic wounds and repigmentation of stable vitiligo lesions.

AVITA Medical’s first U.S. product, the RECELL System, was approved by the U.S. Food and Drug Administration (FDA) in September 2018. The RECELL System is approved for acute partial-thickness thermal burn wounds in patients 18 years of age and older or application in combination with meshed autografting for acute full-thickness thermal burn wounds in pediatric and adult patients. In February 2022, the FDA reviewed and approved the PMA supplement for RECELL Autologous Cell Harvesting Device, an enhanced RECELL System aimed at providing clinicians a more efficient user experience and simplified workflow.

The RECELL System is used to prepare Spray-On Skin™ Cells using a small amount of a patient’s own skin, providing a new way to treat severe burns, while significantly reducing the amount of donor skin required. The RECELL System is designed to be used at the point of care alone or in combination with autografts depending on the depth of the burn injury. Compelling data from randomized, controlled clinical trials conducted at major U.S. burn centers and real-world use in more than 15,000 patients globally, reinforce that the RECELL System is a significant advancement over the current standard of care for burn patients and offers benefits in clinical outcomes and cost savings. Healthcare professionals should read the INSTRUCTIONS FOR USE - RECELL Autologous Cell Harvesting Device (https://recellsystem.com) for a full description of indications for use and important safety information including contraindications, warnings, and precautions.

In international markets, our products are approved under the RECELL System brand to promote skin healing in a wide range of applications including burns, acute traumatic wounds, vitiligo, and aesthetics. The RECELL System is TGA-registered in Australia, received CE-mark approval in Europe and has PMDA approval in Japan. To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “intend,” “could,” “may,” “will,” “believe,” “estimate,” “look forward,” “forecast,” “goal,” “target,” “project,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this press release include, but are not limited to, statements concerning, among other things, our ongoing clinical trials and product development activities, regulatory approval of our products, the potential for future growth in our business, and our ability to achieve our key strategic, operational, and financial goal. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the timing and realization of regulatory approvals of our products; physician acceptance, endorsement, and use of our products; failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business effects, including the effects of industry, economic or political conditions outside of the company’s control. Investors should not place considerable reliance on the forward-looking statements contained in this press release. Investors are encouraged to read our publicly available filings for a discussion of these and other risks and uncertainties. The forward- looking statements in this press release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements.

This press release was authorized by the review committee of AVITA Medical, Inc.

FOR FURTHER INFORMATION:

Investors & Media

AVITA Medical, Inc.

Jessica Ekeberg

Phone +1-661-904-9269

media@avitamedical.com

investor@avitamedical.com